Exhibit 99.5

VOTING AGREEMENT

May 26, 2009

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08754

Gentlemen:

OceanFirst Financial Corp. (“OceanFirst”) and Central Jersey Bancorp (“Central Jersey”) have entered into an Agreement and Plan of Merger dated as of May 26, 2009 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Central Jersey will merge with and into OceanFirst, with OceanFirst surviving the merger, to be followed by the merger of Central Jersey Bank, N.A. with and into OceanFirst Bank, with OceanFirst Bank surviving the merger (collectively referred to as the “Merger”); and (b) shareholders of Central Jersey will receive common stock of OceanFirst and/or cash for fractional shares as stated in the Merger Agreement. Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

OceanFirst has requested, as a condition to its execution and delivery to Central Jersey of the Merger Agreement, that the undersigned, being certain of the directors and executive officers of Central Jersey and Central Jersey Bank, N.A., execute and deliver to OceanFirst this Letter Agreement.

Each of the undersigned, in order to induce OceanFirst to execute and deliver to Central Jersey the Merger Agreement, and intending to be legally bound, hereby irrevocably:

Agrees to be present (in person or by proxy) at all meetings of shareholders of Central Jersey called to vote for approval of the Merger Agreement and the Merger so that all shares of common stock of Central Jersey over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Central Jersey), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Central Jersey, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Central Jersey, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated pursuant to Section 10.1(g) of the Merger Agreement;

Agrees not to sell, transfer or otherwise dispose of any common stock of Central Jersey on or prior to the date of the meeting of Central Jersey shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement;

Agrees in accordance with Section 5.5 of the Merger Agreement not to solicit, initiate or engage in any negotiations or discussions with any party other than OceanFirst with respect to an Acquisition Proposal, except as otherwise permitted by Section 5.5, and

Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Very truly yours,

/s/ James S. Vaccaro

James S. Vaccaro
Name

Chairman, President and Chief
Executive Officer and Director
Title

/s/ Robert S. Vuono

Robert S. Vuono
Name

Senior Executive Vice President, Chief Operating Officer, Secretary and Director
Title

/s/ Anothony Giordano, III

Anthony Giordano, III
Name

Executive Vice President, Chief
Financial Officer, Treasurer and Assistant Secretary
Title

/s/ James G. Aaron

James G. Aaron
Name

Director
Title

/s/ Mark R. Aikins

Mark R. Aikins
Name

Director
Title

/s/ George S. Callas

George S. Callas
Name

Director
Title

/s/ Paul A. Larson, Jr.

Paul A. Larson, Jr.

Name

Director
Title

/s/ John F. McCann

John F. McCann
Name

Director
Title

/s/ Carmen M. Penta

Carmen M. Penta
Name

Director
Title

/s/ Mark G. Solow

Mark G. Solow
Name

Director
Title